                                                                 EXHIBIT 4(c)(4)
                                                                 to 13E-3


                               First Amendment To
                            Stock Purchase Agreement



       This First Amendment to Stock Purchase Agreement dated as of this 27th day of January, 1997 among Ameribank Corporation "Ameribank" of Shawnee, Oklahoma and Dona B. Adcock, D. Wesley Schubert and George N. Cook, Jr. (Purchasers") all of Shawnee, Oklahoma.

       WHEREAS, Ameribank and Purchasers entered into a Stock Purchase Agreement (the "Agreement") on the 3rd day of November, 1995 relating to the sale by Ameribank to Purchasers of Common Stock and Preferred Stock of United Oklahoma Bankshares, Inc.(the "Company"); and

       WHEREAS, Dona B. Adcock has acquired all of the right title and interest in and to the Agreement from J. Michael Adcock; and

       WHEREAS, Ameribank and the Company have entered into a Merger Agreement whereby the separate existence of the Company will cease to exist; and

       WHEREAS, the parties wish to amend the Agreement to reflect their intent to substitute the common stock of United Bank, Del City, ("Bank") for the Common Stock and Preferred Stock of the Company in the event the merger is consummated.

       NOW THEREFORE in consideration of the mutual promises contained herein the parties hereby agree as follows:

       1. In the event that a merger between Ameribank and the Company is consummated resulting in the extinguishment of the Company's separate existence:

              A. Paragraph 1 of the Agreement shall be amended by substituting Bank's for the word Company's in the first sentence thereof.

              B. Any references to "shares" in the Agreement shall mean shares of the Bank.

              C. Paragraph 2.1 of the Agreement shall be amended to include as part of the Purchase Price, any merger consideration paid to Company shareholders (other than Ameribank) in connection with the above-mentioned merger.

              D. Paragraph 5 of the Agreement shall be amended by adding (IV) "the parties have entered into an acceptable Shareholders Buy-Sell Agreement restricting the future transfer of shares substantially in the form as set forth in Exhibit "C" hereto and a Voting Trust Agreement in substantially the form set forth in Exhibit "D" hereto in the event of a merger between Ameribank and the Company resulting in the extinguishment of the Company's separate existence.

       2. All other terms of the Agreement shall remain in full force and effect.

       In Witness Whereof, we have set our hands this 27th day of January, 1997.



Ameribank Corporation                    Purchasers


By: /s/ D. WESLEY SCHUBERT               /s/ GEORGE N. COOK, JR.
   ---------------------------------     ---------------------------------------
   Its Vice President                    George N. Cook, Jr.
       -----------------------------



                                         /s/ D. WESLEY SCHUBERT
                                         ---------------------------------------
                                         D. Wesley Schubert



                                         /s/ DONA B. ADCOCK
                                         ---------------------------------------
                                         Dona B. Adcock

                                  EXHIBIT "C"
                          TO STOCK PURCHASE AGREEMENT

                             SHAREHOLDERS AGREEMENT

         This Agreement is made as of the ___ day of __________ 1997, among Dona B. Adcock, D. Wesley Schubert and George N. Cook, Jr. ("Shareholders other than Ameribank") and Ameribank Corporation ("Ameribank") (the "Shareholders", collectively), and United Bank, Del City(the "Bank"), an Oklahoma corporation. In consideration of the promises contained herein and the benefits to be derived from the mutual observance of the provisions of this Agreement, the parties agree as follows:

         1. Corporation Stock. Shareholders own the following number of shares of the common stock, of Bank (the "Bank Stock"):

                                               NUMBER OF SHARES
           SHAREHOLDERS                         OF COMMON STOCK



 Dona B. Adcock                                  -------------

 D. Wesley Schubert                              -------------

 George N. Cook, Jr.                             -------------

         Ameribank has contemporaneously with the execution hereof sold and delivered to Shareholders other than Ameribank the Common Stock listed above. The Shareholders and the Bank believe it to be in their mutual interest that Shareholders other than Ameribank be restricted in their right to dispose of their Bank Stock and that certain other rights and obligations of the parties hereto be agreed upon as specified herein.

         2. Restrictions Upon Disposition. Shareholders shall not be permitted to dispose of any shares of Bank Stock without the prior written consent of the other Shareholders, except as provided in Section 3. The term "dispose" includes, without limitation, the acts of selling, assigning, transferring, pledging, encumbering, giving and any other form of conveying, whether voluntary or by operation of law.

         3.        Restrictions Upon Sale.

         3.1 Offer to Ameribank. During the continuance in force of this Agreement, Shareholders other than Ameribank shall not be permitted to sell any shares of Bank Stock unless the number of shares of Bank Stock owned by such Shareholder proposed to be sold shall have first been offered in writing by such Shareholder for sale to Ameribank at the price and upon the terms as provided in paragraphs 5 and 6 hereof. Ameribank shall have thirty (30) days from the date of the delivery of such written offer in which to accept such offer by delivering its written acceptance to the Shareholders other than Ameribank.

         3.2 Offer to Bank. If the offer provided in Section 3.1 has not been accepted upon the expiration of such thirty-day period (or if Ameribank has sooner waived in writing the right to accept such offer), then such shares of Bank Stock shall be offered in writing by Shareholders other than Ameribank for sale to Bank who shall have the right to purchase the shares of Bank Stock offered for sale at the price and upon the terms as provided in paragraphs 5 and 6 hereof by accepting such offer in writing within thirty (30) days from the date of the delivery of such written offer. Shareholders other than Ameribank shall not be obligated to sell any shares of Bank Stock to the Bank unless all shares of Bank Stock offered for sale by Shareholders other than Ameribank are purchased by the Bank.

         3.3 Right to Sell Stock. If the offers provided in Sections 3.1 and 3.2 have not been accepted upon the expiration of the option periods (or if the Bank and Ameribank have sooner waived in writing their right to accept such offers or if all the shares of Bank Stock offered for sale by Shareholders other than Ameribank are not purchased by Ameribank), Shareholders other than Ameribank shall have the right for a period of sixty (60) days to sell that number of shares of Bank Stock which had been offered to the Bank and to Ameribank in Sections 3.1 and 3.2, to a third party specified in a written offer at a price not less than and upon terms not more favorable than offered to the Bank and to Ameribank. Any shares of Bank Stock not sold within such sixty-day period after there shall have been compliance with this Section 3 shall again become subject to the restrictions of this Agreement.

         4.        Death of a Shareholder other than Ameribank.

         4.1 Option to Ameribank. Upon the death of a Shareholder other than Ameribank, Ameribank shall have the option to purchase all shares of Bank Stock owned by such Shareholder at the purchase price and upon the terms specified in Section 5 and 6 by giving written notice to the legal representative (or heirs-at-law) of such Shareholder within thirty (30) days after the appointment of such legal representative (or upon their heirs-at-law within ninety (90) days after the death of such Shareholder if a legal representative has not been appointed within such ninety (90) day period).

         4.2 Option to Bank. If Ameribank does not exercise its option pursuant to Section 4.1 upon the death of a Shareholder other than Ameribank, then the Bank shall have an option to purchase all the shares of Bank Stock owned by such Shareholder at the purchase price and upon the terms specified in Sections 5 and 6 by giving written notice to the legal representative (or heirs-at-law) of such Shareholder within sixty (60) days after the appointment of a legal representative (or upon their heirs-at-law within one hundred twenty
(120) days after the death of such Shareholder if a legal representative has not been appointed within such one hundred twenty (120) day period). The legal representative (or the heirs-at-law) of such Shareholder shall not be obligated to sell any shares of Bank Stock to the Bank unless all shares of Bank Stock owned by such Shareholder are purchased by the Bank. The purchase price and the manner of payment shall be as specified in Sections 5 and 6.

         4.3 Option of Legal Representative. If neither Ameribank nor the Bank exercise their options pursuant to Sections 4.1 and 4.2 upon the death of such Shareholder other than Ameribank, the legal representative of such Shareholder shall have the option to require Ameribank to purchase all shares of Bank Stock owned by such Shareholder at the purchase price and upon the terms specified in Section 5 and 6 by giving written notice to an officer of Ameribank within thirty (30) days after the date on which the time expired for exercise by the Bank of its option to purchase all shares of Bank Stock.

         4.4 Time of Closing. The consummation of the purchase shall be as soon as practicable after appropriate probate administration procedures have been completed.

         5. Purchase Price. The purchase price for the Bank Stock of a Shareholder other than Ameribank (pursuant to Sections 3 and 4) shall be equal to:

         The Fair Market Value of the Bank Stock as of the end of the last day of the month immediately preceding the date of death of a Shareholder other than Ameribank or the date of the offer of a Shareholder other than Ameribank. The term Fair Market Value means the value of the Bank Stock as agreed upon between the Shareholders or Ameribank and the legal representative of Shareholders. If the Shareholders are unable to agree upon the value, an independent appraiser shall be appointed by one of the Shareholders to appraise the underlying assets of the Bank. If the Shareholders agree such appraisal reflects the fair value of the Bank Stock, such amount will be deemed the Fair Market Value. If the non- appointing Shareholder disagrees with such appraisal, that person will appoint an appraiser to appraise the underlying assets of the Bank. If the Shareholders agree such appraisal reflects the fair value of the Bank Stock, such amount will be deemed the Fair Market Value. If the Shareholders still cannot agree, the previously appointed appraisers will mutually appoint a third appraiser to appraise the underlying assets of the Bank, whose appraisal shall be final and binding as to the Fair Market Value of the Bank's stock. The parties agree that any determination of Fair Market Value shall be made based on the valuation of the Bank divided by the prorata ownership of such Shareholders' Bank Stock and shall not be reduced to take into account a minority discount.

         6. Manner of Payment. Payment of the purchase price shall be made in cash within six (6) months after the date on which Fair Market Value was determined, with interest at the Prime Rate from the date on which the Fair Market Value was determined to the date of payment. The term "Prime Rate" means the prime interest rate charged on 90- day loans to responsible and substantial customers of Bank of Oklahoma, N.A.

         7. Closing Procedures. The closing of any purchase of Bank Stock pursuant to this Agreement shall be held at the principal place of business of the Bank or at such other place as the parties to such Closing may agree upon. The certificates representing the Bank Stock, duly endorsed, free and clear of all liens and encumbrances, and ready for transfer, shall be delivered to the purchasing party at the time the purchase price is paid by delivery of the payment therefor as provided in this Agreement.

         8. Sale of All Bank Stock. Notwithstanding any other provision contained herein, if Shareholders holding shares of a class of Common Stock representing more than 50% of the class (Selling Shareholders) desire to sell to a third party or if Ameribank desires to sell shares of a class of its Bank Stock to a third party and neither the Bank nor the remaining shareholders desire to acquire such Bank Stock under the terms hereof, then such sale cannot be consummated unless all Shareholders are provided the opportunity to sell their Shares of Bank Stock to such third party on the same basis as the Selling Shareholders or Ameribank.

         9. Endorsement of Stock Certificates. Immediately after execution of this Agreement, Shareholders shall deliver to the Bank the certificates representing all of the shares of the Bank Stock owned by such Shareholder, and the Bank shall endorse on each such certificate a legend reading substantially as follows:

                                     NOTICE

                   Any sale, assignment, transfer, pledge or other disposition of the shares of stock represented by this Certificate is restricted by, and subject to, the terms and provisions of a Shareholders Agreement, dated _____________, a copy of which is on file with the Secretary of United Bank, Del City. By acceptance of this certificate, the holder hereof agrees to be bound by the terms of such Agreement.


A copy of this Agreement shall be filed with the Cashier of the Bank. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing shares of Bank Stock hereafter issued by the Bank to any transferee of a Shareholder whose shares of stock are subject to the terms of this Agreement. No Shareholder shall cause or permit the removal of the legend from the certificates representing the shares owned by such Shareholder.

         10.       Termination. This Agreement shall terminate:

         10.1 Sale. Upon the sale of Bank Stock pursuant to Section 3.3, only with respect to that particular Bank Stock.

         10.2  Voluntary. Upon the agreement of the Shareholders.

         10.3 Involuntary. Upon the bankruptcy, receivership or dissolution of the Bank, with respect to all Bank Stock.

         Upon termination of this Agreement with respect to all or a part of the Bank Stock, the Cashier of the Bank shall, upon tender of the Certificates representing the Bank Stock affected, issue new certificates without the legend provided in Section 8. Bank Stock acquired from a deceased Shareholder through inheritance shall remain subject to this Agreement and such Shareholder shall be bound by and inure to the benefits of the terms and conditions of this Agreement.

         11.       General.

         11.1 Notices. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be sufficient if delivered personally or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the Bank or to the Shareholders at the addresses on the signature page hereof, or at such other addresses as the parties hereto may designate to the others in writing. All notices shall be deemed received when delivered personally or, if mailed, within three (3) days (excluding Sundays and holidays) after being mailed.

         11.2 Integrated Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings among the parties relating to the subject matter hereof. All exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by all parties.

         11.3 Invalidity. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         11.4 Authorization. The execution of this Agreement by the Shareholders of the Bank shall also constitute their ratification, consent, and approval to the execution of this Agreement on behalf of the Bank in their capacities as directors and officers.

         11.5 Binding Effect. This Agreement shall be binding upon the Bank, the Shareholders, their respective legal representatives and successors and shall also be binding upon any person to whom any Bank Stock is transferred in violation of this Agreement.

         11.6 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         11.7 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, without reference to its conflict of laws principles.

         11.8 Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.9 Attorney's Fees. In any action brought by any party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect such party's reasonable attorney's fees, court costs and expenses in such action.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SHAREHOLDERS

AMERIBANK CORPORATION                      UNITED BANK, DEL CITY


By:                                        By:
   ---------------------------                ---------------------------
   Its                                        Its
      ------------------------                   ------------------------

------------------------------
D. Wesley Schubert


------------------------------
George N. Cook, Jr.


------------------------------
Dona B. Adcock

                                  EXHIBIT "D"
                          TO STOCK PURCHASE AGREEMENT

                             VOTING TRUST AGREEMENT

   This Agreement, made as of this ____ day of ____________, 1997, between holders of certain shares of the Common Stock, and any other type of voting stock that may be issued by United Bank a corporation organized under the laws of Oklahoma (hereinafter called the "Bank"), having its principal office in Del City, Oklahoma, who shall become parties to this Agreement by signing it (called the "Shareholders") and Ameribank Corporation, an Oklahoma corporation (called the "Trustee").

   The Shareholders believe it to be for the best interests of all the holders of Common Stock and other voting stock of the Bank that the Bank shall be managed by the Trustee for a period of ten (10) years from this date.

         They believe that their object can best be accomplished by giving to the Trustee as their agent and attorney- in-fact irrevocable powers as are set forth under the terms and conditions of this Voting Trust Agreement.

         Now, this Agreement provides that:

         The Shareholders, in consideration of their mutual promises, agree to and with each other and with the Trustee, and the Trustee agrees with the Shareholders as follows:

         1. By signing this Agreement, or a counterpart, each of the Shareholders holding shares of the Common Stock and/or other voting stock of the Bank, to the number set opposite his, her or its name, as subscribed, and the additional voting shares now owned or subsequently acquired by the Shareholders during the term of this Agreement, respectively, assigns the same to the Trustee and severally agrees to deposit the stock certificates, with proper transfers in favor of the Trustee, with the Trustee, and to receive in exchange voting trust certificates as provided, and the shares represented by the stock certificates deposited shall be transferred upon the books of the Bank to the name of the Trustee, who is fully authorized and empowered to cause the transfers to be made, and also to cause any further transfers of the shares to be made which may become necessary through any change of the persons holding the office of the Trustee, as provided. During the period when this Agreement shall be in force, the Trustee shall possess the legal title to the shares deposited and be entitled to exercise all rights of every kind and nature, including the right to vote in person or by proxy, in any respect to any or all shares. It is understood, however, that the holders of voting trust certificates to be issued by the Trustee shall be entitled to receive payments of all dividends other than pro-rata distributions of additional voting shares of the Bank by way of stock dividends or partial liquidations, if any, declared by the Bank with respect to the shares of the Common Stock deposited with the Trustee. It is further understood that stock distributions shall be issued in the name of the Trustee as additional deposits and that the Trustee shall issue additional voting trust certificates.

         2. The Trustee does hereby agree with the Shareholders that from time to time, upon request, the Trustee will cause to be issued to the Shareholders, in respect to all stock deposited by them, voting trust certificates to an aggregate amount equal to the amount of all shares of the Common Stock so deposited, which voting trust certificates shall be in substantially the following form:

                                  UNITED BANK

Certificate

No. ______ Voting Trust Certificate ______ shares

         This certifies that ______ has deposited ______ shares of the Common Stock of the above-named corporation with the Trustee named, under a Voting Trust Agreement, dated ____________ 1997, between Ameribank Corporation, Trustee, and certain Shareholders of United Bank. This certificate and the interest represented is transferable only on the books of the Trustee upon its presentation and surrender. The holder of this certificate takes it subject to all the terms and conditions of the above Voting Trust Agreement between the Trustee and the Shareholders of the above-named corporation, and becomes a party to the Agreement and is entitled to its benefits.

         IN WITNESS, the Trustee has caused this certificate to be signed this ____ day of ____________ 1997.



                                                --------------------------------

         3. Except as otherwise provided, upon the declaration of any dividends by the Bank with respect to the shares of any of the classes of stock deposited with the Trustee, the Trustee shall cause all dividends to be distributed by the Bank pro rata among the Shareholders in proportion to the number of shares of that class of stock upon which the particular dividend is paid, represented by the voting trust certificates issued to and held by each of them.

         4. This Voting Trust Agreement shall be effective and remain in force between the parties from its date to and including the ____ day of ____________ 2007, at 12:00 noon, EST, and for and during the period the Shareholders agree with each other and with the Trustee, and the Trustee accepts this trust upon the condition of this Agreement, that the Shareholders will not sell, transfer or otherwise dispose of their respective shares of stock deposited; but the Shareholders shall be at liberty to deal with their voting trust certificates by way of sale, transfer or other disposition, as they choose subject to any Shareholder's Buy-Sell Agreement applicable to such shares. Upon presentation and surrender to the Trustee of any voting trust certificate sold or transferred, by the purchaser or transferee, the Trustee shall, in exchange for the voting trust certificate surrendered, issue and deliver to the purchaser or transferee a new voting trust certificate in the form set forth above.

         5. In the event of dissolution or liquidation of the Bank during the period of this Voting Trust Agreement, in such a manner as to entitle the holders of shares of any class of its stock to liquidating dividends, the Trustee shall cause all liquidating dividends to be distributed by the Bank pro rata among the Shareholders in proportion to the number of shares of those respective classes of stock upon which liquidating dividends are paid, represented by the voting trust certificates issued to and held by each of them.

         6. In the event of a merger or consolidation involving the Bank, the termination date shall be accelerated to the effective date of the consolidation or merger unless the Trustee, gives notice not later than thirty days after the merger or consolidation, to the holders of the voting trust certificates of an election to continue this Agreement for its full term, substituting where appropriate the voting shares issued out of the consolidation or merger for the shares initially deposited with the Trustee.

         7. Upon the termination of this Voting Trust Agreement certificates for the shares of the various classes of stock deposited with the Trustee shall be delivered by the Trustee to the holders of voting trust certificates, in the proportion of their respective holdings, upon presentation and surrender to the Trustee of the voting trust certificates.

         8. Nothing contained here shall deprive the Trustee of the privilege enjoyed by all the Shareholders of selling or otherwise disposing of, at its pleasure, any voting trust certificate issued to it, with respect to shares of stock deposited by it, if any, or of purchasing additional voting trust certificates, or of purchasing additional shares of stock of the Bank.

         9. The Trustee shall not be entitled to any compensation for its services as trustee, but the Shareholders shall reimburse it and hold it harmless for any expenses and disbursements reasonably incurred by the Trustee in connection with any litigation which may arise in respect to this Voting Trust Agreement or in respect to the Bank, to which the Trustee is a necessary party.


         10. Upon the dissolution or resignation of the Trustee, a Successor Trustee shall be appointed by the majority vote of the Shareholders. The term "trustee" or "trustee" as used in this

Agreement shall apply to the Trustee and its successor, and all the provisions of this Agreement shall apply equally to the Trustee and to its successors.

         11. In voting on all matters which may come before any meeting of Shareholders of the Bank, the Trustee and Successor Trustee shall exercise their best judgment, but it is understood that the Trustee incurs no responsibility by reason of any error of law or by any matter or thing done or omitted under this Agreement, except for their own individual malfeasance.

         12. From time to time after this Agreement has taken effect the Trustee, or its successor, may receive deposits of any additional stock certificates representing full-paid shares of the Common Stock or other voting stock of the Bank, upon the terms and under the conditions of this Voting Trust Agreement, and in respect of all deposits received the Trustee shall issue and deliver voting trust certificates similar to those mentioned above entitling the holders to all the rights specified above.

         13. The Trustee by signing this Agreement, or a counterpart, accepts the trust created.

         IN WITNESS WHEREOF, the several parties have set their hands and seals as of the date first written above.

                                                                 NO. AND CLASS
                                                                  OF SHARES
       SHAREHOLDER                       ADDRESS                  DEPOSITED
-----------------------------          P. O. Box 1089          ------------------
  D. Wesley  Schubert                 Shawnee, OK 74801        ------------------




                                       P. O. Box 3515          ------------------
-----------------------------         Shawnee, OK 74801        ------------------
Dona B. Adcock



                                       P. O. Box 1089          ------------------
-----------------------------         Shawnee, OK 74801        ------------------
George N. Cook, Jr.



        TRUSTEE                            ADDRESS

                                       P .O. Box 1089
   AMERIBANK CORPORATION              Shawnee, OK 74801


   By:
      -----------------------
   Its
       ----------------------